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LAZARD FRERES & CO. LLC
30 ROCKEFELLER PLAZA
NEW YORK, N.Y. 10020

                                   FRDK, INC.
                          A WHOLLY OWNED SUBSIDIARY OF

                           MOORE CORPORATION LIMITED
                         HAS INCREASED THE PRICE OF ITS
                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

                                       OF

                        WALLACE COMPUTER SERVICES, INC.
                                       TO

                               $60 NET PER SHARE

           THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 7:00 P.M.,
                NEW YORK CITY TIME, ON FRIDAY, NOVEMBER 3, 1995,
                         UNLESS THE OFFER IS EXTENDED.
THE OFFER IS SUBJECT TO THE CONDITIONS CONTAINED IN THE OFFER TO
          PURCHASE, EXCEPT THAT THE PURCHASER HAS WAIVED
                      THE FINANCING CONDITION.
EXCEPT TO THE EXTENT OTHERWISE REQUIRED BY APPLICABLE LAW, THE PURCHASER DOES
 NOT CURRENTLY INTEND TO FURTHER EXTEND THE EXPIRATION DATE UNLESS ON OR
   PRIOR TO THE EXPIRATION DATE A SIGNIFICANT NUMBER OF SHARES SHALL HAVE
    BEEN VALIDLY TENDERED AND NOT WITHDRAWN. IN THE EVENT THAT THE
      EXPIRATION DATE IS NOT SO FURTHER EXTENDED, THE PURCHASER CURRENTLY
       INTENDS TO TERMINATE THE OFFER AND ALL OTHER EFFORTS TO ACQUIRE
         THE COMPANY.

                                                                OCTOBER 12, 1995

To Brokers, Dealers, Banks, Trust Companies and other Nominees:

     We have been engaged by FRDK, Inc., a New York corporation (the "Purchaser"), which is a wholly owned subsidiary of Moore Corporation Limited, a corporation incorporated under the laws of Ontario ("Moore"), to act as Dealer Manager in connection with the Purchaser's offer to purchase all outstanding shares of Common Stock, par value $1.00 per share (the "Shares"), of Wallace Computer Services, Inc., a Delaware corporation (the "Company"), together with the associated preferred stock purchase rights (the "Rights") issued pursuant to the Rights Agreement dated as of March 14, 1990, between the Company and Harris Trust and Savings Bank, as Rights Agent, at $60 per Share (and associated Right), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase, dated August 2, 1995 (the "Offer to Purchase"), as amended and supplemented by the Supplement thereto, dated October 12, 1995 (the "Supplement") and in the related revised Letter of
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Transmittal (which, together with any amendments or supplements, collectively constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

     Unless the Rights Condition (as defined in the Offer to Purchase) is satisfied, stockholders will be required to tender one Right for each Share tendered in order to effect a valid tender of Shares in accordance with the procedures set forth in Section 2 of the Offer to Purchase and Section 2 of the Supplement. Unless the Distribution Date (as defined in the Offer to Purchase) occurs, a tender of Shares will also constitute a tender of the associated Rights.

     Enclosed herewith are copies of the following documents:

          1. The Supplement, dated October 12, 1995;

          2. The revised BLUE Letter of Transmittal to be used by stockholders of the Company in accepting the Offer;

          3. A printed form of letter that may be sent to your clients for whose account you hold Shares or Rights in your name or in the name of a nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          4. The revised PINK Notice of Guaranteed Delivery;

          5. Letter to Wallace Shareholders dated October 12, 1995;

          6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          7. Return envelope addressed to Citibank, N.A., the Depositary.

     WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 7:00 P.M. NEW YORK CITY TIME, ON FRIDAY, NOVEMBER 3, 1995, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS SUBJECT TO THE CONDITIONS CONTAINED IN THE OFFER TO PURCHASE, EXCEPT THAT THE PURCHASER HAS WAIVED THE FINANCING CONDITION.

     EXCEPT TO THE EXTENT OTHERWISE REQUIRED BY APPLICABLE LAW, THE PURCHASER DOES NOT CURRENTLY INTEND TO FURTHER EXTEND THE EXPIRATION DATE UNLESS ON OR PRIOR TO THE EXPIRATION DATE A SIGNIFICANT NUMBER OF SHARES SHALL HAVE BEEN VALIDLY TENDERED AND NOT WITHDRAWN. IN THE EVENT THAT THE EXPIRATION DATE IS NOT SO FURTHER EXTENDED, THE PURCHASER CURRENTLY INTENDS TO TERMINATE THE OFFER AND ALL OTHER EFFORTS TO ACQUIRE THE COMPANY.

     Neither the Purchaser nor Moore will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares and Rights pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your customers.

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     Additional copies of the enclosed material may be obtained by contacting the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of the enclosed Supplement.

                                          Very truly yours,

                                          LAZARD FRERES & CO. LLC

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, MOORE, THE DEPOSITARY, THE INFORMATION AGENT OR THE DEALER MANAGER OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE, THE SUPPLEMENT OR THE LETTER OF TRANSMITTAL.

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